Exhibit 99.1

April 26, 2004

FOR IMMEDIATE RELEASE

VERTIS, INC. ANNOUNCES FIRST QUARTER EARNINGS

Baltimore, MD (April 26, 2004) — Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing services, today announced results for the quarter ended March 31, 2004.

For the three months ended March 31, 2004, net sales were $387.5 million, $16.3 million or 4.4% above the first quarter of 2003.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $40.8 million in the three months ended March 31, 2004, a decrease of $2.4 million, or 5.6% versus the first quarter of 2003.  In the first quarter of 2003, the Company received a $10.1 million recovery from a settlement to a legal proceeding.  Without that recovery the first quarter 2003 EBITDA would have been $33.1 million and the first quarter 2004 EBITDA growth would have been 23.3%.

Donald E. Roland, Chairman, President, and Chief Executive Officer stated, “The year-over-year growth is indicative of the overall positive performance of our business while the reorganization of our sales teams in the fourth quarter of 2003 is enabling Vertis to better meet our customers’ targeted advertising needs.  We continue our focus on new growth opportunities and are committed to our targeted advertising strategy.”

Dean D. Durbin, Chief Financial Officer commented, “We continue to see signs of improving advertising market conditions as reflected in our volume growth in the first quarter.  It is also noteworthy that pricing is stabilizing.  Our cost management initiatives continue to provide benefits evidenced by a 160 basis point improvement in EBITDA margin versus 2003 excluding the impact of the legal settlement.  On the same basis we improved cash flow from operations by over 60% from the first quarter of 2003 and finished the quarter safely within our debt covenant requirements”.

Vertis reported a net loss of $11.3 million in the first quarter of 2004 versus a net loss of $5.8 million in the first quarter of 2003.  The 2003 net loss includes the $10.1 million benefit from the legal settlement identified above.

Vertis will hold an earnings call on Tuesday, April 27, 2004 at 2:00 p.m. EST to discuss its first quarter results.  The call-in number is 1-866-556-1092 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS Q1”.  A recording of the call will be available for review for one week at 1-800-879-3392.

For more information, contact:	Dean D. Durbin Vertis Chief Financial Officer (410) 361-8367	Stephen E. Tremblay Vertis Senior Vice President Finance and Treasurer (410) 361-8352	Michelle Metter or Donovan Roche Formula (619) 234-0345	PO Box 17102 Baltimore, Maryland 21297	250 West Pratt Street 18th Floor Baltimore, Maryland 21201 T 410.528.9800 F 410.528.9289 www.vertisinc.com

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Vertis, Inc. and Subsidiaries
Balance Sheet Data

In thousands
	March 31,	December 31,
	2004	2003
	(Unaudited )

Total current assets	$254,023	$266,576
Property, plant and equipment, net	392,500	401,820
Goodwill	357,244	353,496
Other long-term assets	123,750	125,606
Total assets	1,127,517	1,147,498

Total current liabilities (excluding current portion of long-term debt)	306,134	327,109
Long-term debt (including current portion)	1,061,825	1,051,950
Other long-term liabilities	110,963	110,637
Total liabilities	1,478,922	1,489,696

Total stockholder’s deficit	(351,405)	(342,198)
Total liabilities and stockholder’s deficit	$1,127,517	$1,147,498

Vertis, Inc. and Subsidiaries
Consolidated Statements of Operations

In thousands
	Three months ended March 31,

	2004	2003
	(Unaudited)

Net sales	$387,486	$371,215
Operating expenses:
Costs of production	302,375	290,206
Selling, general and administrative	42,991	46,926
Restructuring charges	862
Depreciation and amortization of intangibles	19,069	21,404
	365,297	358,536
Operating income	22,189	12,679
Other expenses (income):
Interest expense, net	32,717	29,753
Other, net	502	(9,112)
	33,219	20,641

Loss before income tax expense (benefit)	(11,030)	(7,962)
Income tax expense (benefit)	223	(2,117)
Net loss	$(11,253)	$(5,845)

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Vertis, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

In thousands

	Three months ended March 31,

	2004	2003
	(Unaudited)

Net cash provided by operating activities	$18,476	$21,424

Net cash used in investing activities	(9,079)	(11,235)

Net cash used in financing activities	(3,196)	(4,888)

Effect of exchange rate changes on cash	353	120
Net increase in cash and cash equivalents	6,554	5,421
Cash and cash equivalents at beginning of quarter	2,083	5,735
Cash and cash equivalents at end of quarter	$8,637	$11,156

Vertis, Inc. and Subsidiaries
Rollforward of Long-term Debt
(Unaudited)

In thousands

Long-term debt as of December 31, 2003			$1,051,950

Revolver activity (net borrowing)	7,016
Repayments of long-term debt	(51)
Total increase in long-term debt		6,965

Accretion of discount		992
Effect of foreign exchange rate fluctuation		1,918
Total change in long-term debt			9,875

Long-term debt as of March 31, 2004			$1,061,825

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                EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets.  EBITDA is presented below to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net income (loss).  The following table is a reconciliation of EBITDA to net loss:

	Three months ended March 31,

(in thousands)	2004	2003
	(Unaudited)

Net loss	$(11,253)	$(5,845)

Interest expense, net	32,717	29,753
Income tax expense (benefit)	223	(2,117)
Depreciation and amortization of intangibles	19,069	21,404

EBITDA	$40,756	$43,195

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 ABOUT VERTIS

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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